Exhibit 99.1
Summary of DTE Electric’s Rate Case Filing U-18014

February 2, 2016

DTE Electric Company (DTE Electric or the Company) filed a general rate case yesterday with the Michigan Public Service Commission (MPSC). This document provides a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website ( http://efile.mpsc.state.mi.us/efile) under case number U-18014.

Consistent with Michigan’s 2008 Public Act 286, the Company anticipates self-implementing a rate increase on or after August 1, 2016 with an MPSC order expected by February 2017. We look forward to working through the elements of the filing with the MPSC Staff and other stakeholders.

Highlights of DTE Electric’s Rate Filing

•	DTE Electric’s rate case filing is based on a fully projected test year of August 1, 2016 through July 31, 2017. The projected average rate base for the test year is $14.5 billion

•	DTE Electric’s rate case filing seeks an ROE of 10.50% (20 bps increase from its current authorized rate); permanent capital structure reflects 50% equity and 50% debt

•	The required rate increase is primarily driven by increased capital investments, declining sales and increased operating and maintenance (O&M) expenses

•	The table below shows the components of DTE Electric’s rate filing

Item	Amount ($ millions)	Description
Plant Additions	$152	$0.9 billion increase in net plant; includes infrastructure investments, reliability improvement projects and environmental compliance
Working Capital	21	$0.2 billion increase; primarily prepaid pension and OPEB liability
O&M	104	Increased O&M expenses driven largely by inflation
Sales/Revenues	58	Lower sales forecast from previous rate case
Other	9	Capital structure, taxes and other
Revenue Deficiency	$344

DTE is focused on providing clean, affordable and reliable service and at a cost customers can afford. DTE has shown that improvements to its electric distribution system pay off for its customers with marked increases in power reliability. This case allows DTE to make the improvements needed to modernize our aging infrastructure to ensure we have the ability to power our Michigan families and businesses now and in the future.

•	Rate Base
Rate Base growth is primarily driven by the Company’s continued infrastructure investments to improve distribution reliability and ensure generation availability. The investments will be used to replace aging distribution system infrastructure and to invest in the Company’s long-term generation assets

•	Rate of Return
DTE Electric is requesting a return on equity (ROE) of 10.50%, a 20 bps increase from its current authorized ROE of 10.30%. The company is requesting a capital structure consistent with its current permanent capital structure of approximately 50% equity and 50% long-term debt.

	Amount ($ million)	% of Total Capital	Cost Rate %	Weighted Average %
Short-Term Debt	286	1.97%	1.58%	0.03%
Long-Term Debt	5,440	37.56%	4.61%	1.73%
Common Equity	5,439	37.56%	10.50%	3.95%
Deferred FIT	3,317	22.90%		0.00%
Total	14,482*	100.00%		5.71%

* Excludes Renewable rate base which is recovered in a separate surcharge

•	Operation and Maintenance
Increase is primarily driven by wage escalation; higher generation costs; and the inclusion of short term financial, as well as all long term, incentive compensation measures partially offset by lower benefits expenses.

•	Lower Sales Forecast
Service territory sales are projected to be 2.5% lower compared to the sales approved in the previous rate case. Population and economic growth have been offset by declines in residential usage per customer and lower industrial sales. The decline in industrial sales is being caused by lower steel and auto production.

•	Revenue Decoupling Mechanism (RDM)
Although the Company recognizes that there is currently no statutory authority that authorizes the implementation of an RDM for electric utilities in Michigan, the Company is proposing a provisional RDM in the event that legislation is enacted that grants such statutory authority.

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.